Exhibit 10.20

FIRST AMENDMENT TO EMPLOYMENT LETTER AGREEMENT

This First Amendment (this “Amendment”) to that certain Employment Offer Letter Agreement dated November 29, 2019 (the “Agreement”), by and between Jeremy Cogan (the “Employee”) and Movano Inc. (the “Company”), is effective February 10, 2021.

WHEREAS, the parties desire to amend the Agreement as set forth herein;

NOW, THEREFORE, in consideration of the promises and mutual covenants contained in this Amendment and the Agreement, and other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

A. Effect of Amendment. This Amendment amends the Agreement. Except as provided in this Amendment, all of the terms and conditions of the Agreement remain in full force and effect.

B. Section 10. Section 10 is deleted in its entirety and replaced with the following:

10A. At Will Employment. Employment with the Company is for no specific period of time. Should you accept our offer, you will be an at-will employee of the Company, which means the employment relationship can be terminated by either of us for any reason, at any time, with or without prior notice and with or without cause. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) are superseded by this agreement. Further, your participation in any stock option or benefit program is not to be regarded as assuring you of continuing employment for any particular period of time. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and practices, may change from time to time, the “at-will” nature of your employment may be changed only in an express, written employment agreement signed by you and a duly authorized officer of the Company (other than you).

10B. Severance.

(a) In the event of an Involuntary Termination, and provided you comply with all the conditions specified below, you will receive the following severance benefits from the Company:

(i) The Company will pay you cash severance equal to twelve (12) months of your Base Salary, in equal installments, less applicable payroll deductions and required withholdings, over a period of twelve (12) months following your date of termination, on the Company’s regularly scheduled payroll dates, commencing with the first such date that occurs on or after the Release (defined below) becomes effective and irrevocable;

(ii) You will receive a pro-rated amount of your Annual Bonus based on the number of days you are employed during the calendar year in which your termination occurs, to be paid in a lump-sum, less applicable payroll deductions and required withholdings, within thirty (30) days after the Release (defined below) becomes effective and irrevocable; and

(iii) If you timely elect to continue your health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company will reimburse you for the full amount of the monthly premium for such coverage from the first date you lose health coverage as an employee of the Company until the earliest of (i) the date the Company has paid your premiums for COBRA coverage for a total of twelve (12) months, (ii) the expiration of your continuation coverage eligibility under COBRA, or (iii) the date when you become eligible to receive substantially equivalent health insurance coverage from another employer. Any COBRA reimbursements will be treated as taxable income to you.

(b) Your receipt of any of the above severance benefits from the Company is subject to and conditioned on you: (i) signing and not revoking a comprehensive release of claims against the Company and any of its affiliates or related parties or persons, in a form acceptable to the Company (the “Release”); (ii) promptly returning all Company information and property in your possession, as provided in the ECIIA; (iii) immediately and irrevocably resigning as a member of the Board and any other corporate offices then held with the Company or any of its affiliates; and (iv) continuing to fully comply with, and not violating, any provisions of the Release and your ECIIA. In no event will any severance benefits be paid or provided to you until the Release becomes effective and irrevocable. If you at any time breach any of the above conditions, or any continuing obligations to the Company imposed by law or contract, all remaining severance payments and benefits will immediately cease and you will be responsible for promptly repaying the Company for any severance payments or benefits previously provided to you.

(c) You will not be entitled to any other payments or severance benefits, except as provided in this Agreement, in the event of any Involuntary Termination or other termination of your employment with the Company of any kind.

(d) As used herein, the following definitions shall apply for all clauses of this contract and related exhibits:

“Cause” means any of the following: (i) your willful failure to perform your duties and responsibilities to the Company after notice from the Company and reasonable opportunity to cure (if cure is possible) or your violation of any written Company policy after notice from the Company and reasonable opportunity to cure (if cure is possible); (ii) the commission of any act of fraud, dishonesty, theft, embezzlement, misappropriation of assets or property of the Company or in relation to the Company or the Company’s customers, employees or other business relations; (iii) gross negligence, misconduct, neglect of duties, or breach of fiduciary duty to the Company; (iv) knowing, intentional or willful action without the taking of reasonable care that results in a violation of law in connection with your services to the Company or the Company’s securities; (v) material breach of an employment or other agreement with the Company after notice from the Company and reasonable opportunity to cure (if cure is possible); (vi) the conviction of or plea of guilty or nolo contendre to a felony, or any crime involving moral turpitude; (viii) acceptance of or engaging in during employment, without the Company’s advance written consent, a services relationship with a competitor of the Company whether or not for compensation; (ix) acceptance or engaging during employment, without the Company’s advance written consent or 30 days advance written notice to the Company, of a full-time position or full-time equivalent position with any other person or entity or any other services relationship with any other person or entity that materially interferes with your ability to perform your duties and responsibilities; or (ix) the intentional unauthorized use or intentional or grossly negligent disclosure of any proprietary information or trade secrets of the Company or any other person or entity to whom you owe an obligation of nondisclosure as a result of your relationship with the Company.

“Involuntary Termination” means your employment with the Company is terminated by the Company (or successor thereto) other than for Cause.

C. Entire Agreement.  This Amendment and the Agreement together constitute the entire agreement between the parties with respect to the subject matter hereof and merge all prior and contemporaneous communications regarding the same subject matter. They may not be further modified except by a written agreement executed by the parties.

IN WITNESS WHEREOF, the parties, intending to be legally bound thereby, have executed this Amendment as of the date first set forth above.

EMPLOYEE		MOVANO INC.

By:	/s/ J. Cogan	By:	/s/ Michael Leabman
Name:	Jeremy Cogan	Name:	Michael Leabman
		Title:	CEO

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